EXHIBIT 10.43

SCHEID VINEYARDS INC.

13470 Washington Blvd.

Marina Del Rey, CA 90292

March 22, 2001

PERSONAL DELIVERY

Mr. Michael S. Thomsen

518 24th Street

Manhattan Beach, CA 90266

                                                  Re: Scheid Vineyards Inc. (the “Company”) –

                                                         Terms of Employment

Dear Mr. Thomsen:

                This letter agreement (this “Agreement”) will confirm our mutual u derstanding that the terms and conditions pursuant to which the Company has extended and you have accepted its offer to serve as its Chief Financial Officer (“CFO”) are as follows:

                1.             Position;  Services.              You agree to serve as CFO of the Company. In such capacity, you shall report to the Company’s President and at the discretion of the President to such other officer of the Company as the President may designate (the “Supervising Officer”). As CFO for the Company you shall have such duties and responsibilities as are normally associated with such position and such other duties and/or responsibilities as may from time to time be assigned to you by the Company’s Board of Directors, the President, or the Supervising Officer, if any; including, but not limited to, supervision over certain financial aspects of the Company’s business. You hereby accept employment hereunder and agree to devote your full time, energy and skill to such employment. Notwithstanding the foregoing, you may engage in other personal business so long as the performance of such activities does not materially interfere with the full, efficient and timely performance of your duties hereunder.

                2.             Term.

                                (a)           The term of this Agreement (the “Term”) shall be four (4) years, unless sooner terminated as provided herein. Your services under this Agreement shall commence as of April 1, 2001 (the “Start Date”), and, unless sooner

Mr. Michael S. Thomsen

March 22, 2001

terminated, shall terminate on March 31, 2005 (the “Expiration Date”). The Company may terminate your services at any time during the Term of this Agreement with or without “Cause,” as such term is hereinafter defined;

                                (b)           Notwithstanding the foregoing, in the event: (i) there occurs a “Change of Control,” as hereinafter defined, prior to the Expiration Date or earlier termination of the Term hereof, and (ii) your employment is terminated by the Company or the surviving entity or you elect to terminate this Agreement within forty–five (45) days after such “Change of Control,” you shall be entitled to receive, in lieu of any Severance Compensation, as hereinafter defined, or other payment from the Company or the surviving entity the following: (x) if the Change of Control occurs within the first two (2) years of the Term, a lump sum “Change of Control Payment” equal to twenty–four (24) months of your Base Salary in effect upon the consummation of the Change of Control, or (y) if the Change of Control occurs during the third year of the Term, a lump sum “Change of Control Payment” equal to eighteen (18) months of your Base Salary in effect upon the consummation of the Change of Control, or (z) if the Change of Control occurs within the last year of the Term, a lump sum “Change of Control Payment” equal to twelve (12) months of your Base Salary in effect upon the consummation of the Change of Control. For the purposes hereof, “Change of Control” shall be defined as the occurrence of any one of the following events:

                                                (i)            the Company shall merge or consolidate with any other person or entity other than a subsidiary, and, upon the consummation of such transaction, holders of the Class A and Class B Common Stock immediately prior to such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or

                                                (ii)           all or substantially all of the assets of the Company are sold or transferred to another person or entity in a single transaction or a series of related transactions.

                Notwithstanding the foregoing, a Change of Control shall not include the filing by or on behalf of, or entering against, the Company or its subsidiaries of (y) a petition, decree or order of bankruptcy or reorganization, or ‘(z) a petition, decree or order for the appointment of a trustee, receiver, liquidator, supervisor, conservator or other officer or agency having similar powers over the Company or its subsidiaries, including any such petitions, orders or decrees filed or entered by federal or state regulatory authorities.

             3.                Compensation.

                                (a)           As compensation for all services to be rendered by you hereunder, the Company shall pay you, during the Term of this Agreement, a base salary at the rate of One Hundred and Sixty Thousand Dollars ($160,000) per annum

Michael S. Thomsen

March 22, 2001

(the “Base Salary”) with such increases and/or bonuses as may be determined from time to time by the Board in its sole discretion; provided however, nothing herein shall require that the Company pay you any bonus or increase your Base Salary. Said Base Salary shall be payable in equal semi–monthly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

                                (b)           The Term of this Agreement may be terminated prior to the Expiration Date in the event your employment with the Company ends as a result of (x) your termination by the Company with “Cause” or without “Cause”; (y) your voluntary termination; or (z) your death or “disability,” as hereinafter defined. For the purposes hereof the term “disability” shall mean your absence from the Company’s principal offices or your inability to perform in all material respects your duties pursuant to this Agreement by reason of mental or physical illness, disability or incapacity for a period of four (4) months or more during any twelve (12) month period during the term hereof. Your compensation in the event the Agreement is terminated prior to the Expiration Date shall be as follows:

                                                (i)            the Company may in its sole discretion terminate you at any time without “Cause.” In the event the termination is without “Cause,” you hereby agree that you shall only be entitled to receive (y) your then current “Base Salary,” as such term is hereinafter defined, and benefits through the date of termination and (z) as your entire severance compensation, the lesser of either: (A) an additional twelve (12) months of your Base Salary in effect at the date of termination, or (B) your then Base Salary for the remainder of the term of this Agreement (the “Severance Compensation”). Such Severance Compensation shall be payable when it would have otherwise been due to you;

IN CONNECTION WITH YOUR TERMINATION WITHOUT CAUSE, THE SEVERANCE COMPENSATION PROVIDED IN THIS SECTION 3(b) SHALL BE PAID TO YOU AS LIQUIDATED DAMAGES FOR ALL CLAIMS YOU WOULD HAVE WITH RESPECT TO (i) THE TERMINATION OF THIS AGREEMENT,(ii) ANY COMPENSATION DUE YOU FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO YOUR REPUTATION AS A RESULT OF SUCH TERMINATION. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE YOU WITH RESPECT THERETO AND THAT SUCH SEVERANCE BENEFITS SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO YOUR CLAIMS.

/s/ AGS	/s/ MT
Initial	Initial

                                                (ii)           in the event the Agreement terminates as a result of

Mr. Michael S. Thomsen

March 22, 2001

your death or “disability,” you or your estate shall be entitled to receive your Base Salary through the date of termination and for ninety (90) days thereafter, plus all benefits hereunder through the date of termination.

                                                (iii)          in the event you terminate your employment voluntarily or are terminated with “Cause,” you shall be entitled to receive solely your then current “Base Salary,” plus any accrued and unpaid benefits due you, through the date of termination. For the purposes hereof “cause” shall be as defined in Exhibit “A” attached hereto and made a part hereof.

                                                (iv)          under no circumstances shall the Company be obligated to pay you any undeclared or declared but unpaid bonuses in the event of your termination prior to the payment thereof. The payment of any such bonus shall be at the sole discretion of the Company’s Board of Directors.

                                (c)           As consideration for and a condition precedent to the Company’s obligation to provide the payments required pursuant to Section 3(b)(i) above, on or before such payment is made to you pursuant to such Section, you shall simultaneously execute and deliver to the Company a release, in a form acceptable to the Company and its counsel, of all claims against the Company arising out of or pursuant to this Agreement or your employment with the Company pursuant hereto, including any claims for Severance Benefits or compensation hereunder.

                4.             Relocation Package.            In connection with the performance of your services as contemplated in this Agreement, you agree that your office shall be located at the Company’s principal offices which will be relocated to 305 Hilltown Road, Salinas, CA; the purpose of such relocation being to place the Company’s headquarters in greater proximity to the Company’s vineyards. In connection therewith, you intend to relocate and purchase a new principal residence near such offices and in connection with your relocation, the Company shall provide you the following (the “Relocation Package”):

                                (a)           the compensation and benefits described in that certain document attached hereto as Exhibit “B” (the “Relocation Package”);

                                (b)           a “Settling–In Allowance,” in the sum of (i) Thirty Thousand Dollars ($30,000)(the “Affected Payment”) payable in a lump sum to you upon your .physically relocating your principal place of residence to Monterey County, CA or a neighboring county (the “Relocation”), plus (ii) the “Additional Payments” which shall be equal to the sum of any federal, state and local income taxes and penalties and interest thereon attributable to both the Affected Payment and the Additional Payments. You shall receive the Additional Payments concurrently with Affected Payments.

                                (c)           So long as you continue to be employed by the Company for a period of one (1) year from the date of your Relocation, the Company agrees to

Mr. Michael S. Thomsen

March 22, 2001

make available to you a relocation loan (the “Loan”), secured by a Second Deed of Trust on your new principal residence which shall be funded in conjunction with the closing of your purchase of such residence, in the principal amount of up to One Hundred Thousand Dollars ($100,000), simple interest payable annually at the rate of 5.3% (the “Annual Interest Payment”) throughout the Term of the Loan. Except as set forth below, the Loan shall mature in five (5) years from the date of funding, subject to a balloon payment of the remaining principal at the end of the Term of the Loan–, provided, however, that to the extent you receive from the Company any compensatory bonus above and beyond your Base Salary during any calendar year, you agree to contribute no less than twenty–five percent (25%) of such bonus, after deducting such year’s Annual Interest Payment, to reducing the principal of the Loan. The maturity date of the Loan shall be accelerated in the event (i) you resign from the Company or are terminated with Cause, in which case the Loan shall mature and all accrued and unpaid interest and the outstanding principal balance shall be due ninety (90) days from your termination of employment with the Company, or (ii) if your employment with the Company ends for any other reason, including but not limited to termination without Cause, all accrued and unpaid interest and the outstanding principal balance shall be due one (1) year from your termination of employment with the Company.

             5.                Benefits.

                                (a)           During the Term, in addition to the compensation and the Relocation Package provided for in Sections 3 and 4 of this Agreement respectively, you shall have the right to: (x) participate in any profit–sharing, pension, life, health and accident insurance, retirement or other employee benefit plans presently adopted or which hereafter may be adopted by the Company under terms no less favorable to those offered or available to other senior executives of the Company of comparable or lower standing than you; (y) participate in the Company’s 401 (k) Plan in accordance with the terms; and (z) receive, in the sole discretion of the Board, stock options, restricted stock, stock appreciation rights or other equity–based compensation (“Discretionary Compensation”). Any Discretionary Compensation granted to you shall be subject to such terms and conditions as the Board, in its sole discretion, may deem appropriate or necessary.

                                (b)           During the Term, you shall also be entitled to fifteen (15) days annual vacation time, during which time your compensation will be paid in full. .Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay parasol(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty five (25) days. You shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty five (25) days. You shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of your termination of employment with the Company.

Mr. Michael S. Thomsen

March 22, 2001

                6.             Expenses.              The Company shall reimburse you for all reasonable travel, hotel, entertainment and other expenses incurred by you in the discharge of your duties hereunder, in accordance with Company policy regarding same, only after receipt from you of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.

                7.             Indemnification.   In connection with your services rendered on behalf of the Company during the term of this Agreement, the Company agrees to indemnify you to the fullest extent permitted by Delaware law.

                8.             Confidentiality.     You covenant and agree that you will not at any time during or after the termination of your employment with the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. You shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, strategic plans, new or potential products, marketing, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by you during your employment by the Company. You recognize and acknowledge that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly you will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

             9.                Miscellaneous.

                                (a)           This Agreement reflects the entire agreement between the parties with respect to the subject matter hereof and shall supersede any prior agreements or understandings whether oral or in writing with respect thereto. This Agreement may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

                                (b)           This Agreement shall be construed in accordance with the laws of the State of California except to the extent that any provision of Section 7 hereof may relate to an interpretation of the corporation laws of Delaware, the state in which the Company is domiciled, in which case such provision shall be construed in accordance with the corporation laws of that state.

                                (c)           Nothing in the Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable

Mr. Michael S. Thomsen

March 22, 2001

law. The Company’s inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                                (d)           Any arbitrable controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Employee’s employment, and any arbitrable statutory claims including all arbitrable claims of employment discrimination or harassment shall be subject to private and confidential arbitration in the County of Monterey in accordance with the laws of the State of California. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules; the arbitration shall be conducted confidentially in accordance with the California Rules of Evidence and the Rules, except to the extent that the rules are inconsistent herewith; the arbitration fees shall be paid by the Company; each party shall have the right to conduct reasonable discovery including three (3) depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator; the arbitrator shall have the authority to award any damages or remedies authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party as provided by law; the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and the award, and the legal and factual basis for the award, shall be in writing in accordance with the Rules, and shall be subject to judicial confirmation, enforcement and review in accordance with California law.

                                (e)           Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the President of the Company at its then principal place of business attention. Any such notice to you shall be given in a like manner, and if mailed shall be addressed to you, as set forth above or in the Company’s records. For the purpose, of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.

                                (f)            A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or

Mr. Michael S. Thomsen

March 22, 2001

construed to be a waiver of such term or condition or of any subsequent breach thereof.

                                (g)           You acknowledge that you have been advised that Barry L. Burten, Esq. and other attorneys at Jeffer, Mangels, Butler & Marmaro LLP have represented only the Company in connection with the negotiation of this Agreement and that the Company has advised you to seek the advice of separate counsel in connection with the negotiation of the terms of the Agreement and your rights with respect to the Agreement. In connection therewith, you hereby acknowledge that you have been represented to your satisfaction in connection with the negotiation of the terms of this Agreement, your rights with respect to the Agreement, and the execution thereof by independent legal counsel of your choosing.

                If the aforementioned terms and conditions accurately reflect your understanding of our agreement, please date and execute two copies of this Agreement in the spaces provided below and return one fully executed copy of this Agreement to the Company.

                                                                                                                Very truly yours,

                                                                                                                SCHEID VINEYARDS INC.

By:	/s/ Alfred G. Scheid
Alfred G. Scheid
Chief Executive Officer

Accepted and Agreed to

this 22day of March, 2001

By:	/s/ Michael S. Thomsen
Michael S. Thomsen

Mr. Michael S. Thomsen

March 22, 2001

EXHIBIT “A”

To the Letter Agreement (the “Agreement”) Dated March 22, 2001 between

Scheid Vineyards Inc. (the “Company”) and Michael S. Thomsen

Definition of “Cause”

“Cause” means, as used with respect to the involuntary termination of Michael S. Thomsen (“you”):

                                (a)           your continued failure or refusal to substantially perform your duties pursuant to the terms of the Agreement;

                                (b)           Your engaging in misconduct or inaction materially injurious to the Company; or

                                (c)           Your conviction of a felony or of a crime involving moral turpitude.

Mr. Michael S. Thomsen

March 22, 2001

EXHIBIT “B”

To the Letter Agreement (the “Agreement”) Dated March 22, 2001 between

Scheid Vineyards Inc. (the “Company”) and Michael S. Thomsen

The Relocation Package

[attached hereto]